Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

t may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

July 24, 2026

For immediate release

Company Name:	Iyogin Holdings, Inc.

Representative:	Kenji Miyoshi, Representative Director and President
(Securities Code: 5830; Prime Market of the Tokyo Stock Exchange)

Company Name:	The Ehime Bank, Ltd.

Representative:	Yoshinori Nishikawa, President

(Securities Code: 8541; Prime Market of the Tokyo Stock Exchange)

Notice Concerning the Basic Agreement for a Business Integration between

Iyogin Holdings, Inc. and The Ehime Bank, Ltd.

Iyogin Holdings, Inc. (Representative Director and President : Kenji Miyoshi) (“Iyogin HD”) and The Ehime Bank, Ltd. (President: Yoshinori Nishikawa (“Ehime Bank”; together with Iyogin HD, the “Companies”) hereby announce as follows that, as of today, the boards of directors of each Company have respectively resolved to reach a basic agreement regarding proceeding with discussions and examinations for a business integration (the “Business Integration”), and that the Companies have executed a basic agreement thereon (the “Basic Agreement”).

1.	Background to the Business Integration

As regional financial institutions headquartered in Ehime Prefecture, both Iyogin HD and Ehime Bank have demonstrated financial and infomediary capabilities aimed at the sustained development of the regional economy and industry, with Iyogin HD positioning “creating a bright and prosperous future for the region,” “offering the best service and being worthy of people’s trust,” and “rendering our best service with gratitude in our hearts” as its corporate credo, and Ehime Bank positioning its philosophy as being “a bank that supports progress in its home region,” “a bank committed to progress with vigor and fortitude,” and “a bank that is a pleasant and rewarding place to work.”

Ehime Prefecture, blessed with a rich natural environment featuring beautiful mountains and the Seto Inland Sea, as well as a mild climate, has thriving industries centered on citrus fruits and marine products. In addition, attractive tourism assets, including Dogo Onsen and the cycling mecca Shimanami Kaido, draw many visitors from both Japan and abroad, and the tourism and accommodation industry is also flourishing. Furthermore, industries boasting some of the highest market shares in Japan, such as shipbuilding, maritime transport, and paper-related industries, are concentrated in the prefecture, which possesses a multilayered and robust industrial base with primary, secondary, and tertiary industries well balanced across its regions.

On the other hand, in the financial and economic environment facing the Companies, amidst the anticipated reductions in the population and number of businesses, it is expected that the Companies will provide tailored financial services and functions as well as respond to structural changes in society, such as business succession and mergers and acquisitions, decarbonization, digitalization, and advances in AI, and therefore the Companies recognize that their role in the region will become increasingly important. In addition, due to the rise of major financial institutions and cross-industry players, it is anticipated that it will be difficult to remain competitive through the traditional banking model alone.

Given the business environment described above, Iyogin HD and Ehime Bank have determined that the best option for contributing to the growth of the Companies’ stakeholders is for the Companies, whose mission is regional development, to work hand in hand to strengthen their management base and enhance their financial intermediary functions, as well as to create a sustainable business model aligned with customer needs and structural changes in society. Accordingly, the Companies have executed the Basic Agreement in order to proceed with discussions and examinations aimed at realizing the Business Integration.

2.	Principles and objectives of the Business Integration

The objective of the Business Integration is to contribute to the development of the regional economy by, under the principles of trust and mutual respect, stabilizing regional financial systems by creating a new financial group that maximizes the strengths of the Companies as well as addressing the challenges facing the region as a whole and the Companies’ customers through cooperation.

By combining the expertise, relationships, and human capital the Companies have cultivated up to now through the Business Integration, the Companies aim to improve the convenience of their services, expand their consulting functions, promote the development of growth of the regional economy, and maximize the Companies’ corporate value.

3.	Synergistic effects expected from the Business Integration

In order to achieve the objectives of the Business Integration at an early stage, realize regional economic growth, and maximize corporate value, the Companies are examining specific measures with a view toward achieving the following synergistic effects.

(1)  Further contributing to the region and customers

The Companies will establish a high-quality sales structure that can address the potential needs and challenges facing their customers and the region by sharing the expertise and networks the Companies have each cultivated up to now. In addition, by merging their customer bases, the Companies will provide tailored responses for customers and engage in high-quality business activities, including initiatives for improving corporate value that integrate financial and consulting services for corporate clients and the provision of financial and lifestyle support services from wealth building to estate planning for individual customers. Further, by improving convenience through digitalization and diversifying their businesses by expanding into new business domains, the Companies will aim to develop the regional economy and improve their top line.

(2)  Improving business efficiency by sharing and unifying management resources

The Companies will continue to optimize their channel networks and services while maintaining customer convenience. In addition, the Companies will endeavor to improve their business efficiency through measures such as integrating administrative work and systems, standardizing products and services, concentrating and streamlining various head office and branch operations, digitizing over-the-counter operations for individual customers and operations for local governments, and optimizing their organizational structures, including those of their group companies.

(3)  Growth through the development of human capital and strengthening new business operations

The Companies will allocate personnel made available through the optimization of their channel networks to areas to be strengthened, such as consulting, and priority areas, such as digital transformation and new businesses. The Companies will endeavor to enhance their medium- to long-term earning power by training and developing such personnel through measures including long-term assignments to specialized head office departments and external organizations and secondments to group companies. In addition, by reassigning some of the trained personnel as branch staff, the Companies will seek to further enhance their ability to provide value through the sharing of expertise.

4.	Form of the Business Integration

The Companies are discussing and examining the implementation of a share exchange (the “Share Exchange”), with a target date of April 1, 2027, in which Iyogin HD will become the wholly-owning parent company and Ehime Bank will become its wholly-owned subsidiary, subject to the approval thereof by the general shareholders meeting of Ehime Bank and the acquisition of the necessary permissions, approvals, and the like from the relevant authorities to carry out the Business Integration. Because Ehime Bank will become a wholly-owned subsidiary of Iyogin HD as a result of the Share Exchange, the shares of Ehime Bank are scheduled to be delisted from the Tokyo Stock Exchange prior to the effective date of the Share Exchange.

Further, based on the determination that, following the Business Integration, pursuing business activities in a way that leverages the respective strengths of Iyogin HD’s subsidiary The Iyo Bank, Ltd. (President: Takashi Sagayama) (“Iyo Bank”) and Ehime Bank will contribute to achieving the principles and objectives of the Business Integration, the Companies plan to adopt a “single platform multi-brand” system.

Please note that the form of the Business Integration may change in the course of the Companies’ ongoing discussions and examinations.

5.	Share exchange ratio

The share exchange ratio for the Share Exchange will be determined by the time of the execution of the definitive agreement (the “Definitive Agreement”) concerning the Business Integration, taking into account the results of due diligence to be conducted in the future, the results of the share exchange ratio calculations by the third-party valuation firms appointed by each of the Companies, and other factors.

6.	Outline of the holding company after the Business Integration

The trade name, management structure, organization, and other matters concerning the holding company after the Business Integration will be determined in the future upon consultation between the Companies. With respect to the trade name of the holding company, a proposal for the change of the trade name is scheduled to be submitted to the annual general meeting of shareholders of Iyogin HD to be held in June 2027.

7.	Establishment of the Integration Preparation Committee

In order to smoothly realize the Business Integration, the Companies will establish the “Integration Preparation Committee” co-chaired by the Representative Director and President of Iyogin HD and the President of Ehime Bank and conduct intensive discussions regarding the Business Integration.

8.	Future schedule

July 24, 2026 (today)	Execution of the Basic Agreement

December 2026 (scheduled)	Execution of the Definitive Agreement and a Share Exchange Agreement

February 2027 (scheduled)	Extraordinary general meeting of shareholders of Ehime Bank

April 1, 2027 (scheduled)	Effective date of the Share Exchange

(Note 1)

The above schedule is based on current plans and may be changed depending on future discussions between the Companies and other relevant factors. The implementation of the Business Integration is subject to the receipt of the required approvals, permits, and other authorizations from the relevant authorities. Any cause for delay in the Business Integration schedule arising from the status of obtaining such approvals, permits, or other authorizations will be promptly announced.

(Note 2)

The Business Integration constitutes a simplified share exchange for Iyogin HD and is scheduled to be conducted without obtaining approval of its general meeting of shareholders, but whether approval of the general meeting of shareholders of Iyogin HD is required will be confirmed by no later than the time of the execution of the Definitive Agreement.

9.	Outline of the Companies

(1)	Corporate outline (as of March 31, 2026)

Trade name	Iyogin Holdings, Inc.		The Ehime Bank, Ltd.
Location of head office	1 Minami-Horibata - cho, Matsuyama-shi, Ehime		2-1 Katsuyama-cho Matsuyama-shi, Ehime
Name and title of representative	Kenji Miyoshi, Representative Director and President		Yoshinori Nishikawa, President
Description of business	Operation and management of banks and companies which may be made subsidiaries under the Banking Act and any of the businesses incidental or related thereto; businesses in which a bank holding company may be engaged under the Banking Act		Banking business
Stated capital	20,000 million yen		21,367 million yen
Date of incorporation	October 3, 2022		March 20, 1943
Total number of issued shares	313,408,831 shares of common stock		39,426,777 shares of common stock
Market capitalization	960.9 billion yen		86.3 billion yen
End of fiscal year	March 31		March 31
Total assets (consolidated)	9,539,812 million yen		3,082,660 million yen
Balance in account and other deposits (non-consolidated)	7,298,342 million yen (Iyo Bank (non-consolidated))		2,784,324 million yen
Loan balance (non-consolidated)	6,164,420 million yen (Iyo Bank (non-consolidated))		2,020,785 million yen
Number of employees (consolidated)	3,098 employees		1,350 employees
Number of branches (including sub-branches)	Domestic: 121 branches Overseas :1 branch Overseas representative office:1 branch		Domestic: 81 branches
Major shareholders and shareholding ratios	The Master Trust Bank of Japan, Ltd.	11.97%	The Master Trust Bank of Japan, Ltd. (Trust Account)	7.66%
	Custody Bank of Japan, Ltd.	6.79%	Custody Bank of Japan, Ltd. (Trust Account)	3.66%
	Nippon Life Insurance Company	3.06%	The Ehime Bank Employee Stockholding Association	3.18%
	IYOTETSU Group Co., Ltd.	2.44%	IYOTETSU Group Co., Ltd.	2.87%
	Meiji Yasuda Life Insurance Company	2.14%	DAIO KAIUN CO.,LTD.	2.55%
	STATE STREET BANK AND TRUST COMPANY 505001 (Standing Proxy: Mizuho Bank, Ltd. Settlement & Clearing Services Department)	2.10%	Daio Paper Corporation	1.91%
	DAIO KAIUN CO.,LTD.	2.07%	Tokyo Pulp&Paper Corporation	1.90%
	Sumitomo Forestry Co., Ltd.	2.04%	SUMITOMO LIFE INSURANCE COMPANY	1.52%

SUMITOMO LIFE INSURANCE COMPANY	1.86%	JP MORGAN CHASE BANK 385781 (Standing Proxy: Mizuho Bank, Ltd. Settlement & Clearing Services Department)	1.27%

Employee stock ownership of Iyogin Group	1.39%	Daiwa Securities Group Inc.	1.16%

Relationships between the companies
Capital relationship	Not applicable
Personnel relationship	Not applicable
Business relationship	There are no transactions other than ordinary interbank transactions.
Status as related parties	Not applicable

(Note)

The closing share price used to calculate the market capitalization was the closing share price as of July 3, 2026, and the number of issued shares after deducting treasury shares was calculated as follows:

For Iyogin HD, based on 313,408,831 issued shares at the end of the fiscal year and 25,277,909 treasury shares at the end of the fiscal year set forth in the “Consolidated Financial Results for the Fiscal Year Ended March 31, 2026 (Under Japanese GAAP)” filed on May 8, 2026; and

For Ehime Bank, based on 39,426,777 issued shares at the end of the fiscal year and 350,976 treasury shares at the end of the fiscal year set forth in the “Consolidated Financial Results for the Fiscal Year Ended March 31, 2026 (Under Japanese GAAP)” filed on May 15, 2026.

(Note)	The number of branches of Iyogin HD is the number of branches of Iyo Bank. Each number excludes branches within branches, loan-specialized branches, and internet branches.

(2)	Outline of financial results for the most recent three fiscal years (in millions of yen)

	Iyogin Holdings, Inc.			The Ehime Bank, Ltd.
Fiscal year	Fiscal year ending March 2024	Fiscal year ending March 2025	Fiscal year ending March 2026	Fiscal year ending March 2024	Fiscal year ending March 2025	Fiscal year ending March 2026
Consolidated net assets	843,027	802,723	877,882	137,420	135,716	144,419
Consolidated total assets	9,258,385	9,201,585	9,539,812	2,887,961	2,962,667	3,082,660
Consolidated net assets per share (yen)	2,781.71	2,717.76	3,046.19	3,519.54	3,469.25	3,688.73
Consolidated ordinary income	192,758	231,888	266,118	65,163	66,146	68,517
Consolidated ordinary profit	58,579	75,027	99,206	7,909	7,835	10,665
Net profit attributable to shareholders of the parent company	39,464	53,321	74,253	5,055	5,715	7,212
Basic earnings per share (yen)	128.91	178.08	253.96	129.38	146.47	184.62
Dividends per share (yen)	30.00	45.00	60.00	32.00	34.00	46.00

10.	Future outlook

At present, the effect of the Business Integration on the consolidated financial results of the Companies for the fiscal year ending March 2027 is expected to be minor. In the future, any event arising that requires the financial results forecasts to be changed will be promptly announced.

End

Contact information for inquiries concerning the Business Integration

Iyogin HD	Hidenori Ishikawa, General Planning Division	TEL 089-907-1034
Ehime Bank	Hiroshi Myoga, Planning and Public Relations Department	TEL 089-933-1111

Basic Agreement Concerning the Business Integration Iyogin Holdings, Inc. The Iyo Bank, Ltd. July 24, 2026 The Ehime Bank, Ltd.

－－ Background and details of the Business Integration Market contraction due to declines in population and number of businesses Intensifying competition for deposits amid the return of positive interest rates in Japan The rapid evolution of AI into social infrastructure Widening threat of cyber attacks Growth of cross-industry financial collaboration and BaaS Growth of sustainability-conscious and digital-native customer segments Expectations for stronger regional financial capabilities, including in business succession and M&A Expected growth of Japan’s maritime cluster driven by national policy Amidst a growing and rapidly changing business environment, the Companies have determined that strengthening their management base and enhancing their financial intermediary functions, as well as creating a sustainable business model, is the best option for contributing to the growth of the Companies’ stakeholders. Leaping forward as a financial group with a strong presence in the Seto Inland Sea region

－－ Creating a bright and prosperous future for the region Offering the best service and being worthy of people’s trust Rendering our best service with gratitude in our hearts To become a corporate group that continues to create and provide new value The Companies share common principles and are aligned in the direction they seek to pursue toward the development of the regional economy and industries and, under the principles of trust and mutual respect, will create a new financial group that exercises enhanced financial and information intermediation functions. Principles and objectives of the Business Integration Corporate Credo Long-term Vision A bank that supports progress in its home region A bank committed to progress with vigor and fortitude A bank that is a pleasant and rewarding place to work Close to customers, contributing to regional development Philosophy Vision Iyogin Holdings, Inc. The Ehime Bank, Ltd. The Iyo Bank, Ltd.

Principles and objectives of the Business Integration

- Contribute to the growth of the regional economy and maximize corporate value by demonstrating and integrating the individual and shared strengths of the Companies

Iyogin HD's Strengths

- A domestic and international customer base built through an extensive branch network spanning 13 prefectures and the Singapore Branch
- Strong securities investment performance through high-level ALM and agile portfolio management
- Advanced digital implementation, including DHD services such as the "AGENT App"

Shared Strengths

- Market share of deposits and loans in Ehime Prefecture
  (Companies' aggregated market share) (*Note 1)
  Deposits: 52.6%; Loans: 51.0%
- Strong expertise and a high domestic market share in ship finance
  (Loan balance) (*Note 2)
  Iyo Bank: 3rd domestically (10th globally)
  Ehime Bank: 12th domestically (37th globally)

Ehime Bank's Strengths

- Providing community-based financial services founded on relationships of trust with local communities and customers
- Regional co-creation capabilities through sustainability management and regional revitalization through the creation of new businesses
- Flexible collaboration with non-financial partners, including through the "AP Platform" and "HandyBank Branch"

Contribute to the growth of the regional economy

Maximize corporate value

*Note 1: As of March 31, 2025 (Source: The Japan Financial News Co., Ltd., *Financial Map 2026* (market shares among regional banks, second-tier regional banks, *shinkin* banks, credit cooperatives, and labor banks)) (Japanese only)
*Note 2: As of December 31, 2025 (Source: Petrofin Research, *Key Developments and Growth in Global Ship Finance*)

– 3 –

Trade name to be changed *(Note) －－ The Business Integration will be implemented by way of a share exchange in which Iyogin HD will become the wholly owning parent company and Ehime Bank will become its wholly owned subsidiary, subject to the approval thereof by the general shareholders meeting and the acquisition of the necessary permissions, approvals, and the like from the relevant authorities. The share exchange ratio will be determined by the time of the execution of the definitive agreement regarding the Business Integration, taking into account the results of due diligence to be conducted in the future, the results of the share exchange ratio calculations by the third-party valuation firms appointed by each of the Companies, and other factors. Based on the determination that, following the Business Integration, pursuing business activities in a way that leverages the strengths of both banks will contribute to achieving the principles and objectives of the Business Integration, the Companies plan to commence a “single platform multi-brand” system (a two-bank system). Form of the Business Integration Shareholders Share Exchange Iyogin HD Iyo Bank Ehime Bank Financial Holding Company (Currently Iyogin HD) Ehime Bank Iyo Bank Before Business Integration After Business Integration *Note: Iyogin HD plans to change its current trade name subject to approval of a proposal for the name change at its annual general meeting of shareholders scheduled to be held in June 2027. Shareholders Shareholders Shareholders

－－ Outline of the Companies and the New Financial Group Following the Business Integration 　(As of March 31, 2026) Iyogin HD Ehime Bank Location of head office 1 Minami-Horibata-cho, Matsuyama-shi, Ehime 2-1 Katsuyama-cho Matsuyama-shi, Ehime Name and title of representative Kenji Miyoshi, Representative Director and President Yoshinori Nishikawa, President Stated capital 20 billion yen 21.3 billion yen Date of incorporation October 3, 2022 March 20, 1943 Total number of issued shares 313,408,831 shares of common stock 39,426,777 shares of common stock Market capitalization *(Note 1) 960.9 billion yen 86.3 billion yen End of fiscal year March 31 March 31 Total assets (consolidated) 9.5398 trillion yen 3.0826 trillion yen Net assets (consolidated) 877.8 billion yen 144.4 billion yen Balance in account and other deposits (non-consolidated) 7.2983 trillion yen 2.7843 trillion yen Loan balance (non-consolidated) 6.1644 trillion yen 2.0207 trillion yen Number of employees (consolidated) 3,098 employees 1,350 employees Number of branches*(Note 2) Domestic: 121 branches Overseas: 1 branch Overseas representative office: 1 branch Domestic: 81 branches Group companies Engage in banking, leasing, securities, consulting, credit cards, systems, administrative outsourcing, etc. Engage in leasing, credit cards, systems, administrative outsourcing, etc. *Note 1: As of July 3, 2026; excluding treasury shares. *Note 2: The number of branches of Iyogin HD is the number of branches of Iyo Bank. Each number excludes branches within branches, loan-specialized branches, and internet branches. 　(As of March 31, 2026) New Financial Group (simple combined figures) Market capitalization *(Note 1) 1.0472 trillion yen Total assets (consolidated) 12.6224 trillion yen Net assets (consolidated) 1.0222 trillion yen Balance in account and other deposits (non-consolidated) 10.0826 trillion yen Loan balance (non-consolidated) 8.1851 trillion yen Number of employees (consolidated) 4,448 employees Number of branches*(Note 2) Domestic: 202 branches Overseas: 1 branch Overseas representative office: 1 branch The new Group will have total assets exceeding 12 trillion yen, making it one of the largest financial groups in western Japan, and will pursue economies of scale and greater efficiency while contributing to the development of the regional economy.

Outline of the Companies and the New Financial Group Following the Business Integration

- **Expand the Companies' business and customer bases by leveraging their brands and branch networks across Ehime Prefecture and the Seto Inland Sea region, which is home to diverse industries including shipbuilding, one of Japan's 17 strategic sectors**



Hyogo
Okayama
Osaka
Hiroshima
Paper manufacturing and processing
Chemicals, electrical machinery, nonferrous metals, and general machinery
Yamaguchi
Shipbuilding, marine transportation, petroleum, and towel and garment manufacturing
Electrical machinery, agricultural machinery, chemicals, and tourism
Citrus fruits and food processing
Fish aquaculture
Fukuoka
Oita
Kagawa
Tokushima
Kochi
Imabari City
Niihama City
Saijo City
Shikokuchuo City
Matsuyama City
Ozu City
Yawatahama City
Uwajima City

(Number of Domestic Locations) (*Note)		Iyogin HD	Ehime Bank	New Financial Group (simple combined figures)
Ehime Prefecture	Eastern Region	28	22	**50**
	Central Region	42	31	**73**
	Southern Region	19	13	**32**
Other Prefectures	Kagawa	5	2	**7**
	Kochi	1	5	**6**
	Tokushima	1	1	**2**
	Tokyo	2	1	**3**
	Aichi	1		**1**
	Osaka	3	1	**4**
	Hyogo	2		**2**
	Okayama	3	1	**4**
	Hiroshima	5	3	**8**
	Yamaguchi	1		**1**
	Fukuoka	2		**2**
	Oita	6	1	**7**
Total		121	81	**202**

*Note: As of March 31, 2026; excluding branches within branches, loan-specialized branches, and internet branches (numbers for Iyogin HD represent the number of branches of Iyo Bank).

– 6 –

－－ Synergistic effects expected from the Business Integration To achieve the objectives of the Business Integration at an early stage, the Companies will implement specific measures with a view toward achieving the synergistic effects, realize regional economic growth, and maximize corporate value Establish a high-quality sales structure that leverages the expertise and networks of the Companies Provide tailored responses for customers and engage in high-quality business activities by integrating the customer base Improve convenience through digitalization Diversify businesses by expanding into new business domains Further contributing to the region and customers Optimize channel networks and services while maintaining customer convenience Integrate administrative work and systems and standardize products and services Concentrate and streamline various head office and branch operations and digitize operations for individual customers and local governments Optimize organizational structures, including those of group companies Improving business efficiency Allocate personnel to areas to be strengthened, such as consulting, and priority areas, such as digital transformation and new businesses Issue long-term assignments to specialized head office departments and external organizations, and conduct secondments to group companies Reassign trained personnel as branch staff to share expertise and further enhance the Companies’ ability to provide value Enhancing growth and new businesses

－－ Future schedule Scheduled date Details July 24, 2026 (today) Execution of the Basic Agreement concerning the Business Integration December 2026 (scheduled) Execution of the Definitive Agreement and the Share Exchange Agreement February 2027 (scheduled) Extraordinary general meeting of shareholders of Ehime Bank April 1, 2027 (scheduled) Effective date of the Share Exchange *Note 1:The above schedule is based on current plans and may be changed depending on future discussions between the Companies and other relevant factors. *Note 2:The implementation of the Business Integration is subject to the receipt of the required approvals, permits, and other authorizations from the relevant authorities. Any cause for delay in the schedule for the Business Integration that arises due to the acquisition status of such approvals, permits, or other authorizations will be promptly announced. *Note 3:If the Business Integration constitutes a simplified share exchange as provided for in Article 796, Paragraph 2 of the Companies Act, then the Business Integration will be carried out without the approval of Iyogin HD’s general meeting of shareholders.

－－ This document contains statements regarding future performance. Such statements do not guarantee future performance and are subject to risks and uncertainties. Please note that actual future performance may differ from the targets due to changes in the business environment and other factors. The form of the Business Integration is subject to change pursuant to ongoing discussions and examinations between the Companies. Iyogin Holdings General Planning Division　 Tel: 089-907-1034 Ehime Bank Planning and Public Relations Department Tel: 089-933-1111 Contact information for inquiries concerning the Business Integration